STATE OF GEORGIA
COUNTY OF MUSCOGEE:

AMENDMENT TO EMPLOYMENT AGREEMENT

    THIS AMENDMENT TO EMPLOYMENT AGREEMENT (“Amendment”) is made and entered into as of the 29th day of April, 2021, by and between Aflac Incorporated, a Georgia corporation, hereinafter referred to as “Corporation” or “Aflac” and Frederick J. Crawford, hereinafter referred to as “Employee.”

W I T N E S S E T H T H A T:

    WHEREAS Employee entered into an Employment Agreement, dated June 23, 2015, and effective June 30, 2015 (the “Employment Agreement”);

    WHEREAS under the Employment Agreement, Employee served as Executive Vice President, Chief Financial Officer;

    WHEREAS upon approval by the Compensation Committee of the Board of Directors, Employee serves as the President and Chief Operating Officer of Corporation;

    WHEREAS the Corporation and Aflac desire to amend the Employment Agreement, effective May 1, 2021, to reflect Employee’s new title, duties and compensation;

    NOW THEREFORE, the parties, for and in consideration of the mutual covenants and agreements hereinafter contacted, do contract and agree as follows, to-wit, effective as of May 1, 2021:

1.Section 1 of the Employment Agreement is amended to read as follows:

1.Purpose and employment. The purpose of this Amendment is to define the relationship between Corporation as an employer and Employee as an employee and President and Chief Operating Officer of Corporation.

2.Section 2 of the Employment Agreement is amended to read as follows:

2.Duties. Employee agrees to provide executive management services to Corporation and its subsidiaries and affiliates as President and Chief Operating Officer of Corporation on a full-time and exclusive basis; provided, however, nothing shall preclude Employee from engaging in charitable and community affairs or managing his own or his family’s personal investments.

3.Section 3 of the Employment Agreement is amended to read as follows:

3.Performance. Employee agrees to devote all necessary time and his best efforts in the performance of his duties as President and Chief Operating Officer of Corporation on behalf of Corporation and its subsidiaries and affiliates.

4.Section 4 of the Employment Agreement is amended to read as follows:

4.Term. The term of employment under this Amendment shall begin May 1, 2021 and shall continue for a period of three (3) years until May 1, 2024, unless extended or sooner terminated as hereinafter provided. On an annual basis beginning effective May 1, 2022, the scheduled term of this Amendment shall be extended for successive one (1)-year periods unless written notice of termination is given prior to such annual date by one party to the other party that the Amendment will not be extended by its terms.

5.Section 5 of the Employment Agreement is amended to read as follows:

5.Base salary. For all the services rendered by Employee, Corporation shall pay Employee a base salary of $950,000.00 per year commencing May 1, 2021, said salary to be payable in accordance with Corporation’s normal payroll procedures. Employee’s base salary may be increased annually during the term of this Amendment and any extensions hereof as determined by the Compensation Committee of the Board of Directors (the “Compensation Committee of the Board”).

6.Section 6 of the Employment Agreement is amended to read as follows:

6.     Documentation of increase in base salary. Any increase in base salary determined by the Compensation Committee of the Board under Paragraph 5 shall be documented in the Corporation’s records and communicated to Employee, as the Compensation Committee of the Board may determine in its sole discretion.

7.Section 7 of the Employment Agreement is amended to read as follows:

7.     Management Incentive Plan. In addition to the base salary paid to Employee in accordance with Paragraph 5, Corporation shall for each calendar year of Employee’s employment by Corporation, beginning with the calendar year 2021, pay Employee, as performance bonus compensation, an amount determined each year under Corporation’s current Management Incentive Plan (i.e., short-term incentive program) with a target level based on at least two hundred percent (200%) of base salary. Nothing in this Paragraph shall preclude Employee from receiving additional discretionary bonuses approved by the Chief Executive Officer or the Compensation Committee of the Board. Amounts payable to Employee under the Management Incentive Plan (or any successor or other executive bonus program) shall be payable in such manner, at such times and in such forms, as prescribed by the terms of the Management Incentive Plan (or successor or other program).

8.A new subsection (iv) is added to Section 13.A(1) of the Employment Agreement to read as follows:

(1)    In the event such termination is for “good cause,” Corporation shall be obligated only to pay Employee his base salary earned under Paragraph 5 through his Actual Termination Date.

For purposes of this Agreement (including Paragraph 18 hereof), “good cause” shall mean: that, in the sole discretion of the Corporation’s Chief Executive Officer, any of the following have occurred or exist: (i) the willful and deliberate failure of Employee to substantially perform his executive and management duties hereunder for reasons other than Employee’s sickness, injury or disability; (ii) the willful and deliberate conduct by Employee which results in substantial injury or damage to Corporation; (iii) the conviction or plea of guilty by Employee of a felony crime; or (iv) the breach or threatened breach of any restrictive covenant obligations set forth in paragraph 15 of this Agreement.. A termination of Employee for “good cause” based on clause (i) or (ii) of the preceding sentence will take effect immediately, unless Corporation’s Chief Executive Officer, in his sole discretion, allows Employee a right to cure, in which case such termination for “good cause” will take effect thirty (30) days (or such shorter period as determined by the Chief Executive Officer) after Employee receives from Corporation written notice of its intent to terminate Employee’s employment and Corporation’s description of the alleged cause, unless Employee, in the opinion of the Corporation’s Chief Executive Officer, during such permitted cure period, makes significant progress toward remedying (and as soon as practicable thereafter, substantially completes the remedy of) the events or circumstances constituting “good cause”; a termination of Employee for “good cause” based on clause (iii) or (iv) of the preceding sentence will take effect immediately.

9.Section 13.B(1)(b) is amended to read as follows:

(b)    pay Employee an amount equal to any performance bonus compensation due him under Paragraph 7 of this Agreement for the period ending on the earlier of (i) the termination date stated in such written notice, or (ii) the last day of the calendar year in which written notice of termination is provided. The amount of said bonus, if any, will be paid to Employee pursuant to the terms and customary operations of the Management Incentive Program (or other applicable bonus program) except that Employee’s performance will be deemed at target while actual performance of Corporation will be applied, and will be calculated on a pro rata basis, using the number of days Employee was actually employed by Corporation during the calendar year in which Employee provides such written notice of termination, subject to Employee’s timely execution and non-revocation of a release as provided in subparagraph G of this Paragraph 13

10.Section 15.A of the Employment Agreement is amended to read as follows:

A.    Covenant against competition. During employment and for a twenty-four (24)-month period after Employee’s Actual Termination Date (or Termination Date for purposes of Paragraph 18), Employee will not, on his own behalf, or on behalf of any other person or entity, compete with Aflac and its affiliated companies (the “Aflac Companies”) by providing in the Restricted Territory (as defined in subparagraph A(3) of this Paragraph 15) to any Competing Business (as defined in subparagraph A(2) of this Paragraph 15), services the same as or similar to those Employee provided to the Aflac Companies with respect to the Aflac Business (as defined in subparagraph A(1) of this Paragraph 15), during the twenty-four (24)-month period ending on his Actual Termination Date.

11.Section 15A(1) of the Employment Agreement is amended to read as follows:

(1)“Aflac Business” means the Aflac Companies’ insurance company business, third party administration business and limited health service business, which the Aflac Companies operate throughout the United States (including the District of Columbia, Puerto Rico, the U.S. Virgin Islands and Guam) and throughout Japan, and which includes but is not limited to (i) the business of developing, underwriting, marketing, selling, issuing, reinsuring, administering and distributing individual and group voluntary insurance products, including accident, cancer and other specified diseases, dental, hospital confinement indemnity, hospital confinement sickness indemnity, hospital intensive care, life, annuities, lump sum cancer, lump sum cancer critical illness, specified health event, short term disability and vision; (ii) the business of developing, underwriting, marketing, selling, issuing, reinsuring, administering and distributing group term life, group accidental death and dismemberment, group short-term disability, and group long-term disability policies, and providing (a) administrative services only with respect to group life or disability income coverage and (b) absence management and leave administration services; (iii) the business of non risk-bearing and risk-bearing business provided to managed care entities and government sponsored plans including but not limited to Medicaid, Medicare Advantage, and Health Management Organizations including claims management, customer care, customer service, network development, utilization management, grievances and appeals handling, credentialing and HEDIS services provided to managed care entities and other associations; (iv) the offering of un-reimbursed medical, dependent care, and transportation flexible spending accounts; and (v) operating a private medical and insurance product exchange and similar enrollment services. “Aflac Business” will also include any additional insurance and reimbursement account products and services, which become part of the business conducted by the Aflac Companies, whether through acquisition and/or development, and in which or to which Employee has had direct exposure in his position with the Aflac Companies. Similarly, “Aflac Business” will not include any business operation, which formerly was part of the business conducted by the Aflac Companies and which ceased being a part thereof due to divestiture or discontinuation of that part of the business.

12.Section 15.A(2) of the Employment Agreement is amended to read as follows:

(2)“Competing Business” means any person, concern or entity, which is engaged in, or conducts a business substantially the same as or similar to, the Aflac Business or any part thereof.

13.Section 15.B of the Employment Agreement is amended by deleting the entire section in its entirety and replacing it to read as follows:

B.     Nondisclosure of Confidential Information. Employee acknowledges that, in Employee’s position with Aflac, Employee obtained confidential business and proprietary information regarding Aflac and otherwise. For purposes of this Agreement, “Confidential Information” means any and all data and information, whether disclosed orally, in writing, by observation, or otherwise, relating to Aflac’s business of which Employee became aware as a consequence of, during, or through Employee’s employment with Aflac which is not generally known to Aflac’s competitors or the public and is subject to reasonable efforts to maintain its secrecy. Confidential Information covered by this Agreement does not have to be marked “Confidential” to be treated as such. Confidential Information may include, without limitation, information relating to Aflac’s designs; programs; methods; techniques; Information Technology operational plans, Information Technology system architecture; Information Technology security protocols; research and development; finances; actual or potential policyholder, payroll account and agent information and lists; pricing practices; marketing strategies; existing and future products and services; business plans and operations, whether written or otherwise, which is not common knowledge in Aflac’s industry or to the public. Confidential Information shall not include any data or information that has been voluntarily disclosed to the public or its competitors by Aflac (except where such public disclosure has been made by Employee or another without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means. Employee agrees that all Confidential Information and all physical embodiments thereof are confidential to Aflac, and will remain Aflac’s sole and exclusive property. Employee warrants and agrees that following Employee’s last day of employment and for as long as the Confidential Information remains confidential (or would have remained confidential but for Employee’s violation of this provision), Employee will not directly or indirectly reproduce, use, distribute, disclose, publish, misappropriate or otherwise disseminate any Confidential Information and will not take any action causing any Confidential Information to lose its character as Confidential Information.

14.New subsections C to G are added to Section 15 of the Employment Agreement to read as follows:

C.    Nondisclosure of Trade Secrets. For purposes of this Agreement, Trade Secrets means any Confidential Information described above without regard to form which: (i) is not commonly known by or available to the public; (ii) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use; and (iii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Employee agrees that all Trade Secrets and all physical embodiments thereof are confidential to Aflac and will remain Aflac’s sole and exclusive property. Employee warrants and agrees that until and unless such Trade Secrets lose their status as Trade Secrets through no fault, either directly or indirectly, of Employee, Employee will not reproduce, use, distribute, disclose, publish, misappropriate or otherwise disseminate any Trade Secrets and will not take any action causing, or fail to take any action to prevent, any Trade Secret to lose its character as a Trade Secret. The Defend Trade Secrets Act of 2016 provides immunity from state and federal civil or criminal liability for Employee if Employee discloses a trade secret: (a) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, but in either case only if the disclosure is solely for the purpose of reporting or investigating a suspected violation of law; or (b) in a complaint or other document filed with a court in a lawsuit or other proceeding, if the filing of that document is made under seal, and any other disclosure of the trade secret Employee makes is only as allowed by the court.

D.    Work Made for Hire. Employee expressly acknowledges and agrees that all discoveries, inventions, processes, designs, plans, writings, creations, programs, product improvements, materials, Confidential Information, and Trade Secrets, whether of a technical nature or not, made or developed by Employee alone or in conjunction with any other person or entity during the course of Employee’s employment with Aflac, which relate to or affect the business of Aflac (“Work Made for Hire”), shall be the sole and exclusive property of Aflac. Employee expressly agrees to disclose and release all such Work Made for Hire and all information regarding the same to Aflac. Employee shall assign all rights, title, and interest in any such Work Made for Hire to Aflac. Employee agrees that Employee will not use or disclose Aflac’s Work Made for Hire to benefit a person or business that competes with Aflac, a client of Aflac, an individual or other entity, without the express, written permission of Aflac. Employee hereby irrevocably assigns all such Work Made for Hire to Aflac and agrees to execute and deliver promptly to Aflac such assignments and other written instruments, and to do such other acts as may be required to patent, copyright or otherwise protect such Work Made for Hire and to invest the entire right, title and interest in such Work Made for Hire in Aflac.

E.    Non-Solicitation of Customers and Distributors. Employee agrees that, during employment and for a twenty-four (24)-month period after Employee’s

Actual Termination Date, Employee shall not, directly or indirectly, on behalf of any person or business, solicit, contact, or call upon any policyholder, customer, customer prospect, or distributor of Aflac, or any representative of the same, with a view toward the sale of or providing any service or product competitive with any service or product sold or provided by Aflac during Employee’s employment with Aflac. Provided, however, the restrictions set forth in this Section shall apply only to policyholders, customers, prospects, or distributors of Aflac, or representatives of the same, with which Employee had Material Contact during the last twenty-four (24) months of Employee’s employment with Aflac. For purposes of this provision, “Material Contact” means contact between Employee and a policyholder, customer, customer prospect or distributor: (1) with whom or which Employee dealt on behalf of Aflac; (2) whose dealings with Aflac were coordinated or supervised by Employee; (3) about whom Employee obtained Confidential Information in the ordinary course of business as a result of Employee’s employment with Aflac; or (4) who receives products or services authorized by Aflac, the sale or provision of which results or resulted in compensation, commissions, or earnings for Aflac within two (2) years prior to the Termination Date.

F.    Non-Solicitation of Employees and Associates. Employee agrees that, during employment and for a twenty-four (24)-month period after Employee’s Actual Termination Date, Employee shall not, directly or indirectly, solicit, recruit, or induce any employee, agent, or independent contractor of Aflac to terminate his or her engagement with Aflac so as to work for any Competing Business; provided however, that the restrictions set forth in this Section shall only apply to employees, agents, or independent contractors with whom Employee had contact during the last twenty-four (24) months of Employee's employment with Aflac.

G.    Non-disparagement. Employee agrees that Employee will not make any statements to policyholders, customers, and suppliers of Aflac or to other members of the public that are in any way disparaging or negative toward Aflac, its shareholders, directors, employees, agents, or Aflac’s products and services. This is not intended to preclude Employee from testifying truthfully in any case in a court of law or before an administrative agency, although Employee agrees that Employee will testify in such cases only if subpoenaed.

15.Section 16.B of the Employment Agreement is amended by deleting the first sentence thereof and replacing it to read as follows:

B.     Severability. Employee acknowledges and agrees that the restrictive covenants set forth in Paragraph 15 of this Agreement are reasonable and valid and do not impose limitations greater than those that are necessary to protect the business interests and confidential information of the Aflac Companies.

16.Section 16.C of the Employment Agreement is amended by deleting the entire section thereof and replacing it to read as follows:

C.Injunctive Relief. If Employee breaches any of the Covenants, Employee agrees that: (a) Aflac would suffer irreparable harm; (b) it would be difficult to determine damages, and money damages alone would be an inadequate remedy for the injuries suffered by Aflac; and (c) if Aflac seeks injunctive relief to enforce this Agreement, Employee shall waive and shall not (i) assert any defense that Aflac has an adequate remedy at law with respect to the breach, (ii) require that Aflac submit proof of the economic value of any Trade Secret or Confidential Information, or (iii) require Aflac to post a bond or any other security. Accordingly, in the event of a breach or a threatened breach by Employee of this Agreement, Aflac shall be entitled to an injunction in a court of law restraining Employee from such breach or threatened breach, as well as recovery of its costs and reasonable attorneys’ fees. Nothing herein shall be construed as prohibiting Aflac from pursuing any other remedies available to it for such breach or threatened breach including the recovery of damages from Employee as set forth in this Agreement.

17.Section 24 of the Employment Agreement is amended by deleting the entire section thereof and replacing it to read as follows:

24.     Governing Law and Forum. This Agreement shall be interpreted, construed and governed according to the laws of the State of Georgia. For any legal action brought in regard to this Agreement, which is not subject to arbitration as provided in Paragraph 23 or is brought to enforce the finding of the arbitrator, Employee hereby (i) submits to personal jurisdiction in the State of Georgia for any action arising out of or in connection with this Agreement; (ii) waives any and all personal rights under the laws of any state to object to jurisdiction within the State of Georgia; and (iii) agrees that for any cause of action, venue is solely proper in any state or federal court within Muscogee County, Georgia.

18.Except as specified herein, the Employment Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, Corporation has hereunto caused its name to be signed and its seal to be affixed by its duly authorized officers, and Employee has hereunto set his hand and seal, all being done in duplicate originals, with one original being delivered to each party as of the 29th day of April, 2021.

AFLAC INCORPORATED

/s/ Frederick J. Crawford	BY:	/s/ Daniel P. Amos
Frederick J. Crawford		DANIEL P. AMOS
Employee		Chairman and Chief Executive Officer

/s/ Robin L. Blackmon	ATTEST:	/s/ J. Matthew Loudermilk
Witness		J. MATTHEW LOUDERMILK
VP, Corporate Secretary

(Seal)

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